Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of WINHA International Group Limited, a development stage company (the “Company”), on Form S-1 Amendment #3 (file number 333-191063) of our report dated September 9, 2013, except for revised disclosures as explained in Note 2, which is dated January 23, 2013, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of WINHA International Group Limited as of June 30, 2013 and for the period from April 15, 2013 (inception) through June 30, 2013, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

January 23, 2014

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York 10001 • Phone 646.442.4845 • Fax 646.349.5200 • marcumbp.com